Exhibit 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (this “Amendment”), dated as of         June 7, 2006, is entered into by and among (i) Vistula Communications Services, Inc., a Delaware corporation (“Buyer”), (ii) NetYantra Inc., a Delaware corporation (“NetYantra Delaware”) and (iii) NetYantra India Private Limited (“NetYantra India”, with NetYantra Delaware and NetYantra India being hereinafter sometimes referred to collectively as “Sellers”) and constitutes Amendment No. 2 to that certain Asset Purchase Agreement dated April 28, 2006, as amended by that certain Amendment to Asset Purchase Agreement dated May 11, 2006 (the “Agreement”) by and among the Buyer and the Sellers.

WHEREAS, the parties have agreed to certain changes to the Agreement in order to facilitate an expedited closing of the transactions contemplated by the Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and in accordance with Section 10.1 of the Agreement, the parties hereto agree as follows:

1.             Amendment of Asset Purchase Agreement

1.1           The definition of “Ancillary Agreements” in Section 1.2(b) is hereby deleted and replaced with the following:

(b)  “Ancillary Agreements” means the Registration Rights Agreement and any other agreement entered into by the parties in connection with the transactions contemplated by this Agreement on or prior to the Closing.”

1.2                                 A new Section 6.8 is added to the Agreement reading as follows:

“6.8        Non-Solicitation. During the term of the Services Agreement and for a period of twelve months following the termination or expiration of the Services Agreement, neither NetYantra nor Vistula will, directly or indirectly, solicit for hire, or assist any third party to solicit or hire, any individual person who is or shall have been an employee, subcontractor, agent of, or consultant to, Vistula (with respect to NetYantra) or NetYantra (with respect to Vistula) during the 12 month period prior to the hiring by such party (the “Cooling Off Period’), without the consent of Vistula (with respect to NetYantra) or NetYantra Delaware (with respect to Vistula).”

1.3                                 A new Section 6.9 is added to the Agreement reading as follows:

“6.9        License and Revenue Agreement. Sellers and Buyer shall use commercially reasonable efforts to negotiate and execute within sixty (60) days following the Closing a license and revenue agreement (the “License and Revenue Agreement”) relating to (i) the licensing of the Sellers Technology to the Sellers for the limited purposes set forth in such agreement and (ii) the revenues relating to such licensed activities. Without limiting the foregoing, the parties agree that the License and Revenue Agreement shall also provide that:

(a)           in the event that Buyer ceases operations, subject to applicable law, Buyer shall grant Sellers a non-exclusive, royalty-free license to: (i) market and distribute the Seller Technology to customers solely in those countries in which Buyer shall not have then granted exclusive license or distribution rights to any party with respect to any part of the Seller Technology; and (ii) to use and modify the source code of the Seller Technology solely to the extent required to adequately support and maintain customers to whom the Seller Technology has been sublicensed by NetYantra in accordance with the terms of the License and Revenue Agreement; and

(b) during the term of the License and Revenue Agreement, NetYantra shall be entitled to use and modify the source code of the Seller Technology in order to support and maintain NetYantra’s customers under sublicense agreements which are  permitted by the terms of the License and Revenue Agreement; provided, however, that (i) NetYantra obtains the prior written consent of Vistula to such modifications (such consent not to be unreasonably withheld); (ii) all rights, title and interest in such modifications shall be owned by Vistula; and (iii) such modifications shall not be made to Vistula’s source code base for the Seller Technology except with the prior written consent of Vistula.”

1.4           A new Section 6.10 is added to the Agreement reading as follows:

“6.10             Services Agreement. Sellers and Buyer shall use commercially reasonable efforts to negotiate and execute within sixty (60) days following the Closing a services agreement relating to the provisions of engineering services by Sellers to Buyer for the technical support and development of Sellers Technology following Closing (the “Services Agreement”). The Services Agreement shall provide, among other things, that (i) the Sellers shall provide the full time services of at least 22 employees to perform and provide the support and development services to be described in the Services Agreement; (ii) the monthly fee payable by Buyer to Sellers for the services to be provided under the Services Agreement (the “Monthly Fee”) shall not exceed $63,360 (unless additional NetYantra employees are required to perform the services under the Services Agreement in which case such maximum monthly amount shall be increased by $2,880 per additional agreed employee); (iii) the Monthly Fee shall be payable monthly in advance; and (iv) the first payment of the Monthly Fee shall occur upon execution of the Services Agreement by NetYantra and Vistula and shall include those Monthly Fees that would have otherwise been payable had the Services Agreement been executed by the parties on the Closing Date. Until the Services Agreement is executed, the Sellers shall provide support of the Sellers Technology in the manner described in Sections 4.5 and 5.5 and Exhibit F of the Distribution Agreement dated as of August 14, 2004 currently in effect in writing between the parties and in such other manner as may be agreed between the parties, notwithstanding that such Distribution Agreement shall be terminated upon the Closing.”

1.5           A new Section 6.11 is added to the Agreement reading as follows:

“6.11             Executive Employee Agreements. Sellers and Buyer shall use commercially reasonable efforts to negotiate and execute within sixty (60) days following the Closing an executive employment agreement (an “Executive Employment Agreement”).”

1.6           The heading and text of each of Sections 7.2(e), 7.2(f), and 7.2(g) of the Agreement is deleted and replaced with the following text: “[Reserved]”.

1.7           The heading and text of each of Sections 7.3(e), 7.3(f), 7.3(g) and 7.3(l) of the Agreement is deleted and replaced with the following text: “[Reserved]”.

1.8           A new Section 7.2(o) shall be added to the Agreement reading as follows:

“(o)   Termination of Existing Agreements. Sellers shall have (i) taken all necessary steps to terminate the agreements listed in Exhibit F to the Agreement, together with the Memorandum of Understanding dated September 4, 2003, between NetYantra India and Team Frontline Pvt. Ltd., including, without limitation, sending written notices of termination of such agreements to the counterparties to such agreements; and (ii) delivered a copy of such termination notices to the Buyer.”

2.             Agreement in Full Force and Effect. Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Agreement or of any right, power or remedy of the Buyer or Sellers thereunder. Except as set forth herein, Buyer and Seller reserve all rights, remedies, powers, or privileges available under the Agreement, at law or otherwise.

3.             Miscellaneous.

3.1           This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party. The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof.

3.2           This Amendment and the Agreement (as hereby amended) constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto. There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

3.3           This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the choice of law provisions set forth in the Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as an instrument under seal as of the date first written above.

NetYantra Inc.

/s/ SANJEEV MENON
By: Sanjeev Menon
Title: Director

NetYantra India Private Limited

/s/ VINOD SANKAR
By: Vinod Sankar
Title: Director

Vistula Communications Services, Inc.

/s/ RUPERT GALLIERS-PRATT
By: Rupert Galliers-Pratt
Title: Chairman of the Board